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[RETEX LOGO]                                                    JOHN N. BUCHANAN
                                                                CHAIRMAN

March 14, 2003

Mr. Marty Leestma






Dear Marty:

On behalf of Retek Inc. ("Retek"), we are pleased to offer you the position of President and Chief Executive Officer on our executive Management Team. This letter (the "Letter Agreement") clarifies and confirms the terms of your employment with Retek.

Terms of Employment

Upon acceptance of this offer:

- Your start date on a full time basis is expected to be March 14, 2003 ("Start Date").

-     You will report to the Retek Board of Directors.

- You will be nominated for election to the Retek Board of Directors during the entire term of your employment.

- Your annual base salary will be $380,000, payable in twelve equal installments of $31,666.66 US per month in accordance with Retek's standard payroll practices and subject to all applicable withholding taxes and other deductions. Your base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors and increased from time to time during the term of your employment in the discretion of the Committee, but in any event your base salary shall not be reduced below the greater of $380,000 or any higher base salary you receive during the term of your employment.

- For each calendar year during which you are employed by Retek you will have the opportunity to earn an annual incentive bonus. Except as provided below for calendar year 2003, the target amount of your bonus will be not less than eighty percent (80%) of your annual base salary rate for the calendar year. No less than the target amount will be payable to you for a calendar year if you are employed by Retek for the entire year and meet the combination of corporate and individual objectives for that calendar year mutually determined between you and Retek and approved by the Compensation Committee of the Retek Board of Directors. If your performance is greater or less than your target level of performance, the actual amount of your bonus may be greater or less than the target amount. The amount of any such variation from the target amount will be determined according to rules established in advance by the Compensation Committee, provided, however, that you will receive at least fifty percent (50%) of the target amount if your performance objectives are at least seventy percent achieved. For calendar year 2003: (a) your target amount will sixty percent (60%) of your annual base salary rate for 2003; (b) your target level of

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Retek on the Mall - 950 Nicollet Mall - Minneapolis, MN 55403 - www.retek.com -
phone 612.587.5000 - fax 612.587.5100

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Mr.Marty Leestma
Page 2 of 6
March 14,2003


      performance will be established within 30 days of the execution of this agreement; (c) you will be paid a guaranteed draw against your 2003 annual incentive bonus equal to eighty percent (80%) of one-third of your calendar year 2003 target amount for each of the second, third and fourth quarters of 2003; and (d) any additional bonus due for calendar year 2003 (in excess of the three guaranteed draw payments) will be calculated and paid during January, 2004. Except as specifically provided herein with respect to the calendar year 2003, in no event will the terms and conditions of your annual incentive bonus (other than your individual performance objectives) be less favorable than those applicable to other senior executive officers of Retek.

- Retek's Board of Directors will grant you on your Start Date an option to purchase 1,000,000 shares of Retek Common Stock (the "Total Grant") at a purchase ("strike") price of $4.69 per share of common stock. The Total Grant shall be equal to the maximum number of Incentive Stock Options as are allowable under applicable tax laws on the date of the Total Grant (the "ISO Grant"), and the remaining balance shall be non-qualified stock options (the "Non-Qual Grant"). The ISO Grant shall be made under the HighTouch Technologies, Inc. Stock Option Plan and/or Retek Inc. 1999 Equity Incentive Plan. The Non-Qual Grant shall be made under the HighTouch Technologies, Inc. Stock Option Plan and/or Retek Inc. 1999 Equity Incentive Plan. The Total Grant shall have a term of ten years. The Total Grant stock option shall on termination of your employment have an exercise period equal to one year and six months, except the exercise period for a termination of employment for Cause shall be as set forth in the Retek Inc. 1999 Equity Incentive Plan. The Total Grant shall vest over a period of three years and ninety (90) calendar days subject to your continued employment as follows:

      o 250,000 stock options shall vest on the ninety (90) calendar day anniversary of your employment commencement date (the "Initial Vest Date");

      o 250,000 stock options shall vest on the first annual anniversary of your Initial Vest Date; and

      o 500,000 stock options shall vest ratably monthly (20,833 shares per month except for the last month which shall vest 20,841 shares) commencing on the second annual anniversary of the Initial Vest Date over the remaining vesting period balance of two years until all 1,000,000 options of the Total Grant are fully vested.

- You will be eligible for additional grants of stock options at such times and in such amounts as are commensurate with other senior executives, as approved by the Compensation Committee of Retek's Board of Directors.

- The Board of Directors of Retek has established a plan that provides certain change of control benefits for senior executives of Retek (the "Change of Control Plan"). You will be eligible to participate in the Change in Control Plan and will be included in the highest tier for change of control benefits.

- This position is based in the Twin Cities of Minneapolis and St. Paul, Minnesota as a term of employment. You will be expected to travel frequently on a global basis in the performance of your duties.

- You will be eligible to participate in the employee benefits program established by Retek generally for its senior executives. These benefits generally include health, vision, prescription drug, dental, life, short- and long-term disability ("welfare benefits") and paid vacation. You will receive six (6) weeks of vacation annually. In addition, you may choose to enroll in our voluntary 40l(k) plan and you may participate in our Employee Stock Purchase Plan, subject to the terms of those plans. In addition, in the event of your short term disability as set forth in Retek's general benefits, the Company will continue to pay your full salary


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Retek on the Mall - 950 Nicollet Mall - Minneapolis, MN 55403 - www.retek.com -
phone 612.587.5000 - fax 612.587.5100

Mr.Marty Leestma
Page 3 of 6
March 14,2003

      for 180 days from the date of your disability, less any amounts received as a result of insurance benefits provided by Retek. Nothing contained in this Letter Agreement shall be construed as prohibiting Retek from modifying or eliminating any of the benefits that it offers to its executive officers applied in the aggregate for such group from time to time during the term in its discretion, and in addition modifying or eliminating any of the benefits any benefits it offers generally to its employee population, provided the same shall not be less favorable to you than those applicable to other senior executive officers or general employees of Retek.

- Your employment with Retek, should you accept this offer, will be for a period of one year from the Start Date, and thereafter shall not be for any specific term. After the first year of your employment with Retek, your employment may be terminated at any time, with or without cause, provided each of Retek and you will provide not less than thirty days written notice of termination, except that a termination for "Cause" or with "Good Reason," as defined below may be effected immediate upon receipt of written notice. The one year fixed term and, following the expiration of the one year fixed term, the at-will nature of your employment described in this Letter Agreement shall constitute the entire agreement between you and Retek concerning the duration of your employment and the circumstances under which either you or the Company may terminate your employment and any contrary representations or agreements that may have been made to you are superseded by this offer. The at-will nature of your employment with Retek can only be changed in a written document signed by you and the Chairman of the Board of Directors of Retek, which expressly states the intention to modify the at-will nature of your employment.

      Termination of Employment

In the event that you are terminated without Cause (other than death or disability) or you terminate your employment for Good Reason, the payments to which you will be entitled to receive from the Company in satisfaction of all claims upon termination of your employment will be as follows:

If, before the first annual anniversary of your Initial Vest Date, the Company terminates your employment without Cause or you terminate your employment for Good Reason, the Company will:

- pay you any accrued and unpaid base salary and annual bonus at target levels for the year of your termination pro-rated to the effective date of termination, to be paid in the normal course of payroll and, if not already vested, vest 250,000 stock options of the Total Grant;

- pay you an additional sum equal to one year's then current annual base salary (before any reduction that would constitute a breach of this Letter Agreement), payable in twelve equal monthly installments in the normal course of payroll;

- pay you an additional sum equal to one hundred (100%) percent of the target bonus of eighty (80%) percent of your then current annual base salary, payable in twelve equal monthly installments in the normal course of payroll;

- vest 250,000 stock options of the Total Grant, plus an additional twenty-five (25%) percent of any additional unvested options granted any additional options granted after your Start Date, as if you had completed one (1) additional year of employment ; and

- continue welfare benefits at the active employee's cost for a period of one year from the effective date of termination.

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Retek on the Mall - 950 Nicollet Mall - Minneapolis, MN 55403 - www.retek.com -
phone 612.587.5000 - fax 612.587.5100

Mr.Marty Leestma
Page 4 of 6
March 14,2003

Without derogating your at-will employment status, if after the first anniversary of your Initial Vest Date, the Company terminates your employment without Cause or you terminate your employment for Good Reason, the Company will:

- pay you any accrued and unpaid base salary and the annual bonus pro-rated to the date of termination in the normal course of payroll;

- pay you an additional sum equal to one years' then current annual base salary (before any reduction that would constitute a breach of this agreement), payable in twelve equal installments in the normal course of payroll;

- pay you an additional sum equal one hundred percent of the target bonus of eighty (80%) percent of your then current annual base salary, payable in twelve equal monthly installments in the normal course of payroll;

- vest the then applicable percent of the Total Grant and any additional options in accordance with the original vesting schedule to the end of the month of the effective date of termination;

- vest an additional 250,000 stock options of the Total Grant and twenty-five (25%) percent of any additional unvested options granted thereafter, as if you had completed one (1) additional year of employment; and

- continue welfare benefits at the active employee's cost as in effect from time to time for a period of one year from the effective date of termination.

For purposes of the foregoing provisions regarding the effects of certain terminations of employment, if you die or become "disabled" (as defined in the Company's long-term disability plan) during your employment by the Company, your employment will be deemed terminated by the Company without Cause on the date of your death or qualifying disability.

All of the foregoing payments shall be subject be to all applicable withholding taxes and other deductions in accordance with Company's payroll practices and applicable law, and are subject to your execution of an effective general release in the form attached to the Change of Control Plan by you of all claims as of the effective date of termination (without releasing your right to receive the consideration stated in Termination of Employment above, as appropriate and any other benefit that has accrued and vested as of the effective date of termination).

The following matters will provide the Company with justification for termination of your employment with "Cause":

-     any act of criminal fraud or embezzlement;

- any material breach by you of your Confidentiality, Noncompetition and Invention Assignment Agreement with the Company or of the policies referred to herein;

- your conviction of any felony involving an act of dishonesty, moral turpitude, deceit or fraud;

- any act of dishonesty or "willful" misconduct involving property of the Company in connection with your responsibilities as an employee of the Company, including the Code of Ethics or other requirements under the federal securities laws, that either;


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Retek on the Mall - 950 Nicollet Mall - Minneapolis, MN 55403 - www.retek.com -
phone 612.587.5000 - fax 612.587.5100

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Mr.Marty Leestma
Page 5 of 6
March 14,2003


            o materially impairs the Company's business, goodwill or reputation, or

            o materially compromises your ability to represent the Company with the public, or

            o your "willful" material failure (other than as a result of disability, as defined in the Company's long term disability plan, or death) to perform your lawful duties to the Company within a reasonable time after receiving written notice from the Company's Board of Directors describing such failure in reasonable detail.

The Board shall take such action after written notice and the opportunity for a hearing before the Board, and affirmative vote of a majority of disinterested directors of a finding of Cause. For purposes of this Agreement, "willful" shall mean any act or failure to act, taken in the absence of good faith and without reasonable belief this such action or failure to act was in the best interests of the Retek.

The following matters will provide you with justification for termination of your employment with "Good Reason":

      - Material reduction in your duties and responsibilities as Chief Executive Officer, including failure to be elected to the Board of Directors of Retek, termination of your direct reporting to the Board of Directors, or assignment of duties materially inconsistent with the general position of Chief Executive Officer:

      - Relocation of Retek principal offices outside of the Minneapolis-St. Paul metropolitan area;

      - The reduction of cash compensation, including bonus, or the reduction of stock opportunities initiated by the Retek Board of Directors other than matters arising out of Board actions applied to Retek senior management generally as a result of material adverse financial conditions of Retek;

      - Material breach of any provision of this Agreement, which is not cured in a reasonable time exercising due diligence.

In the event of a Termination of your employment for any reason, you agree to resign from the Board of Directors, from the board of any subsidiaries and from any other positions that you may have with the Retek and its affiliates. This offer is contingent upon verification of the information you provided on your employment application. Retek may rescind this offer should discrepancies be discovered.

By signing the offer below, you acknowledge and agree that length of employment, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at-will nature of your employment with Retek and will not create any implied contract requiring cause for termination of employment. Cause as defined above is used solely for purposes of determining whether any severance consideration may be due to you by the Company.

      As an employee of Retek, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with and to comply with Retek's policies prohibiting unlawful harassment and discrimination, insider trading, ethics and similar important policies. Violation of any of these policies may lead to
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Retek on the Mall - 950 Nicollet Mall - Minneapolis, MN 55403 - www.retek.com -
phone 612.587.5000 - fax 612.587.5100

Mr.Marty Leestma
Page 6 of 6
March 14,2003


      immediate termination of employment. We wish to impress upon you that you are not to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers. You should also note that the obligations contained in this Letter Agreement will restrict your future flexibility.

If you wish to accept the offer on the terms set forth in this Letter Agreement, please sign and date this Letter Agreement and the enclosed agreements that are a condition of this offer and form a part thereof, and return all pages of the:

      -     this Letter Agreement;

      -     Invention Assignment, Non-competition and Confidentiality Agreement;

      -     Arbitration Agreement; and

      -     Code of Ethics Policy.


You should keep one copy of this letter for your own records. We are excited about you joining us and look forward to hearing from you.

Sincerely,



John N. Buchanan
Chairman
By Greg Effertz, Chief Financial Officer

Enclosures

I have read and accept this employment offer and have been provided with adequate opportunity to discuss its terms with my own counsel:

By:
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         Employee Signature                                           Date